New Morning Corporation changes name to Window Rock Capital Corporation and appoints a new Chairman and CEO

HOUSTON, TX--MAY 31, 2005 Jack J. Guo, Chairman and CEO of New Morning Corporation, (PK: NWMN) announced his resignation as Chairman of the Board and CEO and also the change of the name of the Company to Window Rock Capital Corporation. Mr. Guo will remain on the Board.

Charles R. Shirley was promoted to Chairman of the Board and CEO of the new Window Rock Capital Corporation. Mr. Shirley, CEO of Aidan Capital, Houston, Texas, formerly with Salomon Smith Barney, is a Washburn University Law School graduate, and is a board member of Mesa Resort Development Corporation and China Investment Capital Corporation.

I look forward to moving to this new position in the Company, stated Mr. Shirley. We have made significant progress in resolving some of the management issues that the Company has been recently facing. We are currently in negotiations with financing sources and marketing sources.
We expect to announce some progress soon. We also are applying for a change of the stock symbol.

Window Rock Capital Corporation, a Nevada corporation, is a nutraceutical distribution company, merging traditional Chinese medical science with modern research and development practices to combat serious diseases. Its two branded products help diabetics by treating various types of diabetes and diabetes complications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that express the current beliefs and expectations of our management are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or otherwise implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any of the forward-looking statements.
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For more information contact:

At The Company
Charles R. Shirley
charles@aidancapital.com
832-225-1372

Financial Relations
Joseph Curci
jcurci@aidancapital.com
954-549-4271